Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Lifetime Brands, Inc. Amended and Restated 2000 Long-Term Incentive Plan, of our reports dated March 12, 2024, with respect to the consolidated financial statements of Lifetime Brands, Inc. and the effectiveness of internal control over financial reporting of Lifetime Brands, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Jericho, New York
June 26, 2024